Exhibit 10.4

11455 El Camino Real, Suite 250 San Diego, CA 92130

(858) 369-7100

January 16, 2024

Dr. Richard Ghalie 4755 Natalie Drive, San Diego, CA. 92115

Dear Richard,

On behalf of MEI Pharma, Inc. (“MEI”), this letter agreement (this “Agreement”) confirms the terms of your continued employment with MEI as the Chief Medical Officer of MEI (“CMO”), reporting to the Chief Executive Officer (the “CEO”). This Agreement is effective as of the date hereof (the “Effective Date”). It supersedes and replaces the employment letter, dated February 17, 2016, amended as of May 3, 2021 (the “Prior Agreement”), entered into by you and MEI and is intended to make the terms of your employment agreement with MEI consistent with those of other similarly situated officers of MEI.

In consideration of the promises set forth herein, the parties agree as follows:

Term. The term of this Agreement shall begin on the Effective Date. The period commencing on the Effective Date and ending on the date on which this Agreement terminates is referred to as the “Term.”

During the Term, you shall devote your full time and attention to promote the business and affairs of MEI and its affiliated entities. You will perform those services customary to the position of CMO and such other lawful duties that may be reasonably assigned to you from time to time by the CEO, provided those duties are consistent with your position and authority. The foregoing shall not be construed as preventing you from (1) serving on for profit, civic, educational, philanthropic or charitable boards or committees, with the prior written consent of the Board of Directors of MEI (the “Board”), and (2) managing personal, financial and legal affairs, in each case, subject to compliance with this Agreement, provided that such activities are permitted under MEI’s code of conduct and employment policies and do not violate the provisions of the Assignments of Inventions/Proprietary Information section below.

Compensation. Your total compensation package is as follows:

1.
Your will receive an annual base salary of $503,165.28, payable in accordance with MEI’s regular payroll practices. The annual base salary may be increased in the discretion of the Compensation Committee of the Board (the “Compensation Committee”).
2.
You will continue to be eligible to participate in MEI’s annual bonus plan in your role as CMO, with an annual target of 40% of base salary. Annual bonuses shall be paid at the discretion of the Compensation Committee and may be based on achievement of corporate and individual performance goals established by the Compensation Committee. You must be employed by

Exhibit 10.4

MEI and in good standing at the time of any bonus payout to be eligible to earn the annual bonus for such year.

3.
MEI has implemented the 2008 Stock Omnibus Equity Compensation Plan (the “Plan”) pursuant to which you have been granted one or more equity awards during your employment with MEI, which awards shall continue to be subject to their terms. You will continue to be eligible for consideration for an annual equity grant under the Plan (or its successor) each year during the Term, subject to the approval of the Compensation Committee.
4.
You will continue to be eligible to participate in MEI’s health, retirement, expense reimbursement and other benefit plans as in effect from time to time on terms no less favorable than those provided to other senior executives of MEI. You will receive paid time off (“PTO”) in accordance with MEI policies, which currently provide nine hours of PTO per pay period, as well as paid time off for sick leave and holidays on terms no less favorable than those provided to other senior executives of MEI.

Termination of Employment.

1.
Voluntary Termination without Good Reason. You may terminate your employment voluntarily at any time and for any reason by providing the CEO with 30 days’ advance notice (or such shorter period of notice as the CEO may accept). Upon your voluntary termination of employment (other than for Good Reason as described below), you shall be eligible to receive only salary and PTO amounts that you have earned but that have not yet been paid to you as of your date of termination of employment, and vested and nonforfeitable benefits under the MEI benefit plans in which you participated (the “Accrued Benefits”).
2.
Termination Upon Death or Disability. If your employment with MEI terminates as a result of your death or Disability (as defined below), you shall be eligible to receive only the Accrued Benefits. In addition, if your employment with MEI terminates as a result of your death or Disability, vesting of your outstanding stock options will accelerate to the extent that you will be vested in the same number of options as if you had continued to be employed by MEI for an additional 12 months following your termination date; provided that the vesting of your stock options in the event of your Disability shall be conditioned upon your execution and nonrevocation of a customary general release of all claims in a form prescribed by MEI (which shall be in the form attached hereto as Exhibit A, subject to such legally required changes as MEI may require) (the “Release”).

3.
Termination for Cause. MEI may terminate your employment for Cause (as defined below) with advance written notice. If your employment with MEI terminates for Cause, you shall be eligible to receive only the Accrued Benefits.
4.
Termination by MEI Other than for Cause. MEI may terminate your employment other than for Cause. Upon your termination of employment other than for Cause, MEI will provide the following severance benefits to you (in lieu of notice), subject to your execution and nonrevocation of the Release (collectively, the “Severance Benefits”):
a.
12 months of your annual base salary in effect at the time of termination, which shall be payable as a lump sum payment within 60 days following the date of termination.
b.
Subject to your timely election of health care continuation coverage under COBRA, MEI will pay the monthly premium payable to continue your and your eligible dependents’ participation in the MEI’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers you (and your eligible dependents) for a period of 12 months; provided that you are eligible and remain eligible for COBRA coverage; and

Exhibit 10.4

further provided that in the event you obtain other employment that offers group health benefits, such continuation of coverage by MEI will immediately cease. If the reimbursement of any COBRA premiums would violate the nondiscrimination rules or cause the reimbursement to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 or Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”), this arrangement will be modified to effect a lump sum payment to you of the payment amount described above reduced by applicable withholding taxes.
c.
A prorated annual bonus for the year in which your termination of employment occurs, paid at the same time as bonuses are paid to other employees of MEI, but not later than 2

½ months after the end of the fiscal year in which the termination date occurs. The prorated bonus will be determined by multiplying the full year annual bonus that would otherwise have been payable to you based on individual performance and the attainment of corporate performance goals, as determined by the Board, by a fraction, the numerator of which is the number of days during which you were employed by MEI in the fiscal year in which the termination date occurs and the denominator of which is 365.

d.
Accelerated vesting of your outstanding MEI stock options so that you will be vested in the same number of options as if you had continued to be employed by MEI for an additional 12 months following your termination date.

MEI’s payment of the Severance Benefits to you shall be conditioned upon your execution and nonrevocation of the Release. Except for providing you with the Severance Benefits, you are not eligible for any severance pay or other benefits from MEI, other than the Accrued Benefits and your vested rights under MEI’s equity plans.

5.
Termination for Good Reason. You may terminate your employment for Good Reason (as defined below) by providing written notice to the CEO within 60 days after the occurrence of the event constituting Good Reason. The written notice shall contain a detailed description of the event giving rise to your termination for Good Reason. Following the receipt of your notice, MEI shall have a period of 30 days in which it may correct the act or failure to act that constitutes the grounds for Good Reason as set forth in your notice of termination. If MEI does not correct the act or failure to act, you must terminate your employment for Good Reason within 60 days after the end of the cure period, in order for the termination to be considered a Good Reason termination. Upon your termination of employment for Good Reason during this 60-day period, you will receive the same Severance Benefits as provided in the event of termination by MEI without Cause as described above (and below, if applicable); provided that MEI’s payment of the Severance Benefits shall be subject to your execution and nonrevocation of the Release, also as described above. Except for providing you with the Severance Benefits, you are not eligible for any severance pay or other benefits from MEI, other than the Accrued Benefits and your vested rights under MEI’s equity plans.
6.
Change in Control. Notwithstanding the foregoing, if MEI terminates your employment without Cause or you terminate employment for Good Reason, in either case upon or within two years after a Change in Control (as defined below), or if MEI terminates your employment without Cause, within three months prior to a Change in Control at the request of the other party to the Change in Control transaction, then your outstanding stock options will become fully vested and exercisable as of the date of your termination of employment, subject to your execution and nonrevocation of the Release.

Exhibit 10.4

Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

1.
The term “Cause” means a finding by MEI that you have (i) been convicted of, or have pleaded nolo contendere to, a felony or a crime involving moral turpitude, (ii) committed an act of gross negligence or fraud with respect to MEI’s business, (iii) failed, refused or neglected to substantially perform your duties or to implement the lawful directives of the Board that continued for 30 days after you were provided specific written notice thereof, (iv) materially failed to follow MEI’s employment or other applicable policies, or (v) willfully engaged in conduct that is materially injurious to MEI, monetarily or otherwise; provided that you will have 30 days after notice from the Board to cure a failure or a breach set forth above, if curable.
2.
The term “Change in Control” shall mean (i) any “person” (as such term is used in sections 13(d) and 14(d) of the Securities and Exchange Act of 1934 (the “Exchange Act”)) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of MEI representing more than 50% of the voting power of the then outstanding securities of MEI; provided that a Change in Control shall not be deemed to occur as a result of a transaction in which MEI becomes a subsidiary of another corporation and in which the stockholders of MEI, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors; or (ii) the consummation of (A) a merger or consolidation of MEI with another corporation where the stockholders of MEI, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors, or where the members of the Board, immediately prior to the merger or consolidation, would not, immediately after the merger or consolidation, constitute a majority of the board of directors of the surviving corporation, (B) a sale or other disposition of all or substantially all of the assets of MEI, or (C) a liquidation or dissolution of MEI.

3.
The term “Disability” shall mean that you are eligible to receive long-term disability benefits under MEI’s long-term disability plan.
4.
The term “Good Reason” shall mean the occurrence of one or more of the following without your written consent:
a.
material diminution by MEI of your authority, duties or responsibilities;
b.
material diminution in your base salary;
c.
involuntary relocation to a new place of business greater than 50 miles from MEI’s then current headquarters office; or
d.
any action or inaction that constitutes a material breach by MEI of this Agreement.

Assignments of Inventions/Proprietary Information.

1.
Proprietary Information. As a condition of employment as CMO, you acknowledge and agree that you remain subject to the terms and conditions of your Employee Proprietary Information and Inventions Agreement, dated March 7, 2016, as amended from time to time and attached hereto as Exhibit B (the “Proprietary Information Agreement”), which continues in full force and effect; provided that you and MEI agree that the second sentence of Section 4 of the Proprietary Information Agreement (titled “Additional Activities”) relating to post-termination inducement of employees is void and will not be enforced by MEI.

Exhibit 10.4

2.
Reports to Government Entities. Nothing in this Agreement shall prohibit or restrict you from initiating communications directly with, responding to any inquiry from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, any agency Inspector General or any other federal, state or local regulatory authority, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. You do not need the prior authorization of MEI to engage in conduct protected by this subsection, and you do not need to notify MEI that you have engaged in such conduct. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose trade secrets to their attorneys, courts, or government officials in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

Return of Company Property. Upon termination of your employment with MEI for any reason, and at any earlier time requested by MEI, you will deliver to the person designated by MEI all originals and copies of all documents and property of MEI or an affiliate that is in your possession or under your control or to which you may have access. You will not reproduce or appropriate for your own use, or for the use of others, any property, proprietary information or work product of MEI or its affiliates.

Section 409A. This Agreement is intended to comply with the requirements of applicable law. In particular, this Agreement is intended to comply with the requirements of Section 409A of the Code, or an exemption thereto, and payments may only be made to you upon an event and in a manner permitted by Section 409A, to the extent applicable. Separation pay provided under this Agreement is intended to be exempt from Section 409A under the “separation pay” and/or “short-term deferral” exceptions to the maximum permissible extent. If you are considered a “specified employee,” if and to the extent necessary to comply with Section 409A, any payments due to you shall be delayed for a period of six months after your separation from service. Any payment due to you shall be treated as a separate payment for purposes of Section 409A. In no event may you, directly or indirectly, designate the calendar year of a payment. If the period for executing the Release spans two calendar years and the amounts payable to you are subject to Section 409A, payment of any amounts to you in connection with the execution of the release shall be made in the second calendar year. All reimbursements and in-kind benefits provided to you shall be made or provided in accordance with the requirements of Section 409A.

Section 280G. In the event of a change in ownership or control under Section 280G of the Code, if it shall be determined that any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2)) to you or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of Section 280G, the aggregate present value of the Payments under the Agreement shall be reduced (but not below zero) to the Reduced Amount (defined below) if and only if the Accounting

Firm (described below) determines that the reduction will provide you with a greater net after-tax benefit than would no reduction. No reduction shall be made unless the reduction would provide you with a greater net after-tax benefit. The determinations under this provision shall be made as follows:

1.
The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Payments without causing any Payment under this Agreement to be subject to the Excise Tax (defined below), determined in accordance with Section 280G(d)(4). The term “Excise Tax” means the excise tax imposed under Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

Exhibit 10.4

2.
All determinations to be made under this provision shall be made by an independent certified public accounting firm selected by MEI and to which you have agreed immediately prior to the change in ownership or control transaction (the “Accounting Firm”). The Accounting Firm shall provide its determinations and any supporting calculations both to you and MEI within 10 days of the transaction. Any such determination by the Accounting Firm shall be binding upon you and MEI. All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this provision shall be borne solely by MEI.

Tax Withholding. MEI shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which MEI is required to withhold. MEI shall be entitled to rely on the advice of counsel if any questions as to the amount or requirement of withholding shall arise.

MEI Policies. As an employee of MEI, you are required to comply with all MEI policies and procedures; in particular, you will be required to familiarize yourself with, observe and comply with the rules and policies of MEI as adopted in writing from time to time, in each case, as amended from time to time, and as delivered or made available to you (each, a “Policy”), including but not limited to prohibiting unlawful harassment and discrimination, confidentiality, assignment of invention rights, and the policy concerning drugs and alcohol. This Agreement and the compensation payable hereunder shall be subject to any applicable clawback or recoupment Policies, share trading Policies, and other Policies that may be implemented by the Board from time to time with respect to officers of MEI.

Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto and supersedes any and all prior agreements and understandings concerning your employment by MEI, including the Prior Agreement. This Agreement may be changed only by a written document signed by you and MEI.

Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive and procedural laws of California without regard to rules governing conflicts of law.

By signing below and accepting this Agreement, you will acknowledge and agree that the length of employment, promotions, positive employment reviews, pay increases, bonuses, increases in job duties or responsibilities and other changes during employment will not change the at-will term of your employment with MEI and will not create any implied contract requiring cause for termination of employment.

[Signature Page Follows]

If you agree to the terms of this Agreement, please countersign below where indicated.

Sincerely,

MEI Pharma, Inc.

By:

Title:

Exhibit 10.4

1/16/2024

Agreement accepted:

Exhibit 10.4

1/16/2024

Date:

EXHIBIT A

Release Agreement

This Release Agreement (“Release”), dated [ ] (the “Effective Date”) is made by you, Dr. Richard Ghalie, in connection with your separation from employment with MEI Pharma, Inc. and its affiliates (“MEI”). Throughout this Release, the term the “MEI” includes all affiliates and related entities, and their current and former trustees, officers, agents, employees, insurers and attorneys, and all other employee benefit plans and arrangements and their administrators, trustees and other fiduciaries, and all successors and assigns of all of the foregoing.

Release of Claims. In exchange for the severance benefits described in your employment agreement with MEI dated [ , 2024] (the “Employment Agreement”) and other valuable consideration, you, on behalf of yourself, your heirs, successors and assigns, voluntarily and of your own free will, hereby forever release, discharge and hold harmless, MEI and each of its respective current and former subsidiaries, affiliates, related entities and parent companies, and each of their respective trustees, officers, employees, directors, owners, investors, insurers, attorneys, representatives, joint employers, agents, benefit plans and the fiduciaries and administrators of the benefit plans, from any and all claims, rights, causes of action and demands of whatever nature, whether known or unknown, that you had, have or may have against MEI or the other released parties arising from any act, event or omission which has occurred up through the date you execute this Release. This Release includes, but is not limited to, all claims arising out of your employment with MEI or the termination of that employment, and all claims arising under your Employment Agreement or arising under the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Rehabilitation Act of 1973, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Uniformed Services Employment and Reemployment Rights Act, the Employee Separation Income Security Act, the Equal Pay Act, the Genetic Information Non-discrimination Act, the Family and Medical Leave Act, Section 1981 of U.S.C., Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, California’s Fair Employment and Housing Act, the Unruh Civil Rights Act, the California Business and Professions Code, California Equal Pay Law, California Whistleblower Protection Laws, California Family Rights Act, California Pregnancy Disability Leave Law, California Paid Sick Days, California Labor Code, California WARN law, any applicable California Industrial Welfare Commission Wage Orders, the Private Attorneys General Act, wrongful termination in violation of public policy (Tameny claims), the California Constitution or any common law, as well as any claims arising under any foreign, federal, state or local statutes, regulations, ordinances, orders, directives and common law based on any theory now or hereinafter recognized, wrongful termination claims, breach of contract claims, discrimination claims, harassment claims, retaliation claims, claims for unpaid wages or other compensation, whistleblower claims (to the fullest extent they may be released under applicable law), defamation or other tort claims, fraud or misrepresentation, and claims for attorneys’ fees and costs. Notwithstanding the foregoing general releases, you acknowledge that you have not made any claims or allegations related to sexual harassment or sexual abuse, and none of the payments set forth as consideration in this Release are related to sexual harassment or sexual abuse.

You specifically acknowledge that you are aware of and familiar with the provisions of CALIFORNIA CIVIL CODE SECTION 1542, which provides as follows: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER

Exhibit 10.4

SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

For the purpose of implementing a full and complete release, you hereby expressly waive all rights and benefits you may have under this provision, as well as under any other statutes or common law principle of similar effect which provides any remedy of any kind and acknowledge that the release set forth in this Release is intended to include the discharge of all claims which you do not know or suspect to exist at the time this Release is effective. You agree and acknowledge that this is a knowing and voluntary waiver.

You understand and acknowledge that you are waiving and releasing any rights you may have under the ADEA, and that this waiver and release is knowing and voluntary. You understand and agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Release. You understand and acknowledge that the consideration given for this waiver and release is in addition to anything of value to which you were already entitled. You further understand and acknowledge that you have been advised by this writing that: (a) you should consult with an attorney prior to executing this Release; (b) you have twenty-one (21) days within which to consider this Release; (c) you have seven (7) days following your execution of this Release to revoke this Release; and (d) this Release shall not be effective until after the revocation period has expired. In the event you sign this Release and return it to MEI in less than the twenty-one (21) day period identified above, you do so knowingly and voluntarily, and you agree that your decision was not induced by MEI through fraud, misrepresentation or threat to withdraw or alter the offer. To revoke the Release, you must timely contact MEI’s Chief People Officer.

Notwithstanding the foregoing, you are not waiving your right to (i) the Accrued Benefits (as defined in the Employment Agreement), (ii) claims for unemployment or workers’ compensation benefits, (iii) any medical or disability claim incurred during your employment that is payable under an applicable MEI medical or disability plan, (iv) any rights to indemnification and defense under applicable law, MEI’s bylaws and under directors and officers insurance with respect to your service as an employee, officer or Board member of MEI, (v) claims to enforce this Release, or (vi) claims that are not otherwise waivable under applicable law.

Continuing Obligations. Whether or not you execute the Release:

a)
Obligations Under the Employee Proprietary Information and Inventions Agreement. You acknowledge, and agree to comply with, the restrictive covenants and obligations of your Employee Proprietary Information and Inventions Agreement dated March 7, 2016 (“Proprietary Information Agreement”), and the Employment Agreement, each as amended from time to time; provided that, in the case of the Proprietary Information Agreement, you and MEI agree that the second sentence of Section 4 of the Proprietary Information Agreement (titled “Additional Activities”) relating to post-termination inducement of employees is void and will not be enforced by MEI.
b)
Limits on Adverse Comments. Except as provided below, you agree that you will not make or authorize any written or oral statements that are false, disparaging or defamatory about MEI or its affiliates or their respective directors, officers or employees.
c)
Duty of Cooperation. You agree to reasonably cooperate with MEI and its counsel after the termination date with respect to any matter (including any litigation, investigation, or governmental proceeding) which relates to your employment with MEI. This cooperation may include appearing from time-to-time for conferences and interviews at mutually agreeable times and providing the officers of MEI and its counsel with the full benefit of your knowledge with respect to any such matter. MEI agrees to reimburse you for any reasonable out-of-pocket expenses incurred by you in connection with such cooperation and mutually agreed upon in advance by you and MEI.

Return of Records and Equipment. On or before your termination date, you will return to MEI all

Exhibit 10.4

documents, manuals, office equipment, credit cards and other things belonging to MEI which you have borrowed or which you possess or control. To the extent that you have made use of your own personal computing devices (e.g., PDA, laptop, thumbdrive, etc.) during employment with MEI, you agree to delete all MEI property and information from such personal computing devices, and/or permit MEI to remotely delete all MEI property and information from such personal computing devices; provided that information necessary for your continuing service as a member of the Board or as a consultant need not be deleted, subject to review by MEI. You authorize MEI to deduct from your paycheck or amounts paid under this Release any money owed to MEI as a result of items which are not returned or for loans or advances you have received and which remain unpaid, if you agreed to allow such deductions at the time the loans or advances were made, and such offset is legally permissible and compliant with Section 409A of the Internal Revenue Code. The obligations described herein are in addition to your obligations to return MEI documents and other property as set forth in the Proprietary Information Agreement.

Reports to Government Entities/Permitted Disclosures. Nothing in this Release restricts or prohibits you from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including without limitation the Equal Employment Opportunity Commission, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. However, you are waiving your right to receive any individual monetary relief from MEI or any others covered by the Release of Claims resulting from such claims, regardless of whether you or another party has filed them, and in the event you obtain such monetary relief, MEI will be entitled to an offset for the payments made pursuant to this Release, except where such limitations are prohibited as a matter of law. In addition, nothing in this Release waives your right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or sexual harassment if required or requested to attend the proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature or prevents you from discussing or disclosing information about unlawful acts or conduct in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.

Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

Notices. Notices and all other communications provided for in this Release shall be delivered (a) to you, at the last address maintained in MEI’s records, and (b) to MEI, by delivering such notice or communications to the individual and at the address set forth below.

MEI Pharma, Inc.

11455 El Camino Real, Suite 250 San Diego, CA 92130

Attn: Chief People Officer

Medicare Disclaimer. You represent that you are not a Medicare beneficiary as of the time you enter into this Release. To the extent that you are a Medicare beneficiary, you agree to contact a MEI Human Resources Representative for further instruction.

Limit on Disclosures. You shall not disclose or cause to be disclosed the terms of this Release to any person (other than your spouse or domestic/civil union partner, attorney and tax advisor), except pursuant

Exhibit 10.4

to a lawful subpoena, as set forth in the Reports to Government Entities clause above or as otherwise permitted by law or as reasonably necessary to enforce your rights under your Employment Agreement or equity arrangements with MEI. This provision is not intended to restrict your legal right to discuss the terms and conditions of your employment.

Nonadmission of Liability. You agree that this Release shall not be construed or used as, and is not evidence of, any admission by MEI or the other released parties of any violation of any federal, state or local statute, ordinance or regulation, any wrongdoing.

No Other Amounts Due. You acknowledge that MEI has paid you all wages, salaries, bonuses, benefits and other amounts earned and accrued, less applicable deductions as of the date of this Release, and that MEI has no obligation to pay any additional amounts to you, including pursuant to the Employment Agreement, or any MEI plan or program, or otherwise, other than the payment(s) described in the Consideration clause of this Release.

No Inducements/Waiver/Severability/Construction. You agree that no MEI representative has made any representation or inducement to you relating to this Release that is not expressed herein. The failure of either party to enforce any provision of this Release will not constitute a waiver of that party’s right to subsequently enforce such provision or any other provision in this Release. If any provision of this Release is held to be invalid, void, or unenforceable, in whole or in part, by a court of competent jurisdiction, the parties agree that such provision shall be reformed or modified by such court so as to be rendered enforceable, to the maximum extent permitted by law. If any such provision cannot be reformed or modified, such invalid, void or unenforceable provision will be severed from this Release, and the remaining provisions will nevertheless continue in full force and effect without being impaired or invalidated in any way. The language of this Release shall not be construed strictly for or against any party, but rather according to its fair meaning.

Successors and Assigns. This Release shall bind the heirs, administrators, executors, successors and assigns of each party, and the releases herein shall inure to the benefit of MEI’s and the other released parties’ successors and assigns. You agree that you have not assigned any of the claims you are releasing herein to any third party.

Entire Agreement/No Oral Modification. This Release sets forth the entire understanding and agreement of the parties as to the subject matter herein and fully supersedes all prior and contemporaneous understandings and agreements between the parties pertaining to the subject matter herein. This Release may not be modified, altered or changed except in a written document signed by you and an authorized representative of MEI.

Signature. You acknowledge that you have read this Release and you understand it, that you have had twenty-one (21) days to consider the terms of this Release and consult with an attorney if desired, and that you sign it with the intent to be legally bound.

Employee: Date:

Exhibit 10.4

EXHIBIT B

Proprietary Information Agreement

Attached.